UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                January 12, 2004
                Date of Report (Date of earliest event reported)

                               NovaDel Pharma Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                    000-23399                  22-2407152
(State or other jurisdiction   (Commission File Number)        (IRS Employer
      of incorporation)                                   Identification Number)

                              25 Minneakoning Road
                          Flemington, New Jersey 08822
                    (Address of principal executive offices)

                                 (908) 782-3431
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Item 5. Other Events

            On January 12, 2004, the Registrant issued a press release to announce that it had closed a private placement (the "Offering") of up to 140 units (the "Units"), consisting of an aggregate of approximately 13.3 million shares of its common stock, par value $.001 per share ("Common Stock"), and warrants to purchase 3,999,940 shares of Common Stock, subject to adjustment, with an initial exercise price of $1.40 per share of Common Stock. The Registrant received gross proceeds of approximately $14 million from the private placement.

            Registrant anticipates using the net proceeds after expenses of approximately $12.9 million from the Offering for working capital and other general corporate purposes, primarily the continuing research and development of Registrant's products, including, but not limited to the performance of human pilot pharmacokinetic studies of lingual spray versions of Registrant's Tier One product candidates, four leading currently marketed drugs with combined annual sales of more than $4 billion.

            In connection with the Offering, Registrant paid a cash commission equal to 7% of the gross proceeds from the Offering to Paramount Capital, Inc., who acted as its placement agent, and issued to the placement agent options to purchase 14 Units. Accordingly, approximately 1.3 million shares of Common Stock are directly issuable upon the exercise of the placement agent's options and an additional 399,994 shares of Common Stock are issuable upon the exercise of Warrants contained in the Units issuable upon the exercise of the placement agent's options. The placement agent's options are exercisable at an initial exercise price equal to $110,000 per Unit.

            The shares of Common Stock issued in connection with the Offering, including those issuable upon the exercise of the Warrants, as well as any shares of Common Stock issuable pursuant to Units directly or indirectly issuable upon the exercise of the placement agent's options (collectively, the "Registrable Shares"), are entitled to certain registration rights. Registrant is required to file with the Securities and Exchange Commission (the "SEC") a registration statement for the resale of the Registrable Shares within 45 days of the closing of the Offering (the "Filing Date"), and to use its best efforts to cause the registration statement to be declared effective by the SEC within 60 days of the Filing Date.

            The Registrant is entitled to redeem the Warrants, upon 30 days' prior written notice, for $.001 per Warrant, subject to certain limitations, once the average per share closing bid price, regular way, of the Common Stock on the OTC Bulletin Board(R) (the "OTCBB") for any 20 consecutive trading days is at least $3.00 (subject to appropriate adjustment in the event of any stock splits, combinations, recapitalizations or similar events). The Warrants are immediately exercisable and terminate on the fifth anniversary of issuance at the exercise price (subject to adjustment). In addition, the Warrants are entitled to customary anti-dilution protection.

            The Offering triggers the reset rights of certain prior investors. As a result the Registrant shall be obligated to issue approximately 1.37 million shares of Common Stock, in the aggregate, to such investors for no additional consideration. The placement agent will not receive any compensation in connection with the issuance of shares of Common Stock pursuant to this reset.


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

            The Registrant's Certificate of Incorporation authorizes it to issue up to 50,000,000 shares of Common Stock. The Registrant has agreed to hold a meeting of its stockholders to, among other things, seek the requisite approval of an amendment to its Certificate of Incorporation to authorize the issuance of a sufficient number of additional shares of Common Stock to allow the Registrant to issue shares of Common Stock issuable upon the exercise of all derivative securities issued by the Registrant, including all instruments issued in connection with the Offering.

            The Offering was not registered under the Securities Act of 1933 (the "Securities Act"), in reliance on the exceptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of the purchasers in the Offering represented that it is an accredited investor, as defined by Rule 501 of Regulation D promulgated under the Securities Act, and certificates representing the shares of Common Stock and the Warrants issued in connection with the Offering will contain appropriate legends to reflect the restrictions on transfer imposed by the Securities Act.

            The description of the terms and conditions of the Warrants herein is qualified by reference to the definitive terms and conditions of the Warrants, a form of which is filed as an exhibit to this Report.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(c) Exhibits:

      4.1   Form of Class C Warrant
      99.1  Press Release dated January 12, 2004


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NovaDel Pharma Inc.


                                             By:    /s/ Gary A. Shangold
                                                    ----------------------------
                                             Name:  Gary A. Shangold, M.D.
                                             Title: President and
                                                    Chief Executive Officer

Date: January 12, 2004


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